UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ELECTROMED, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1732920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Sixth Avenue NW New Prague, MN 56071
(Address of Principal Executive Offices and Zip Code)

2014 Equity Incentive Plan
(Full title of the plan)

Jeremy T. Brock
Chief Financial Officer
500 Sixth Avenue NW
New Prague, MN 56071
(952) 758-9299
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Ryan C. Brauer
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402-1425
Telephone: (612) 492-7000
Facsimile: (612) 492-7077

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value per share	650,000	$2.205	$1,433,250	$166.54

(1)

Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may be offered or sold as a result of any adjustments based on stock splits, stock dividends or similar events provided under the Plan.

(2)

Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Registrant’s Common Stock as reported by NYSE MKT on December 1, 2014.

EXPLANATORY NOTE

          Electromed, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 to register the issuance of 650,000 shares of common stock reserved for issuance under the Electromed, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), which was approved by the Registrant’s shareholders on November 21, 2014. The shares being registered include 650,000 shares of common stock newly reserved for issuance under the 2014 Plan. No further awards will be granted under the Registrant’s prior plan, the 2012 Stock Incentive Plan, as of November 21, 2014.

PART I

          The documents containing the information specified in Part I of Form S-8 are omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. Such documents will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents, previously filed with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference herein:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014;

2.	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since July 1, 2014; and

3.

The description of the Registrant’s common stock included in its Registration Statement on Form 8-A, filed on September 29, 2011, including all other amendments and reports filed for the purpose of updating such description.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

          Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          Not applicable.

Item 6. Indemnification of Directors and Officers.

          Section 302A.521, subd. 2,of the Minnesota Business Corporation Act requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding if, with respect to the acts or omissions of the person complained of in the proceeding, the person: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and Minnesota Statutes, Section 302A.255 (regarding conflicts of interest), if applicable, has been satisfied; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions by persons in their official capacity for the Company, reasonably believed that the conduct was in the best interests of the Company, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding (i) upon receipt by the Company of a written affirmation by the person of a good faith belief that the requirements for indemnification set forth above have been met as well as a written undertaking by the person to repay all amounts so paid or reimbursed by the Company, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (ii) after a determination that the facts then known to those making the determination would not preclude indemnification under this section. Under Section 302A.521, subd. 4, the Company may amend its articles of incorporation or bylaws to prohibit or condition such indemnification or expense advancement rights. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board consisting of disinterested directors, by special legal counsel, by the shareholders, or by a court. A director is disinterested if he or she is not a party to the proceeding for which indemnification or expense advancement is at issue. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

          Article 6 of the Registrant’s Articles of Incorporation limit its directors’ personal liability for claims of breach of fiduciary duty to the full extent permitted by the Minnesota Business Corporation Act, and Article 5 of the Registrant’s Bylaws provides that the Company shall indemnify such persons for such expenses and liabilities, in such manner, under such circumstances and to such extent permitted by the Minnesota Business Corporation Act, as now enacted or hereafter amended.

          In addition to the indemnification provisions of the Minnesota Business Corporation Act, and the Registrant’s Articles of Incorporation and Bylaws, the Registrant has entered into employment agreements with certain of its directors, officers and employees, which agreements, among other things, require the Registrant to pay reasonable expenses, including attorneys’ fees and disbursements pertaining to any threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding in which the employee is made or threatened to be made a party. Such payment obligation is contingent, however, upon receipt by the Registrant of (i) a written affirmation by the employee of a good faith belief that criteria for indemnification set forth in Section 302A.521, subdivision 2 of the Minnesota Business Corporation Act have been satisfied and a written undertaking by the employee to repay all amounts so paid or reimbursed by the Registrant if it is ultimately determined that the criteria for indemnification have not been satisfied, and (ii) a finding that the facts then known to those making the determination would not preclude indemnification under the Registrant’s Articles of Incorporation and Bylaws and Section 302A.521 of the Minnesota Business Corporation Act, including but not limited to whether the alleged misconduct by the employee that is the subject of the proceeding is within the course and scope of the employee’s employment. The employment agreements also provide that the Registrant shall purchase and maintain directors’ and officers’ liability insurance, comprehensive general liability insurance, and errors and omissions insurance to cover its employees, in accordance with its or their terms, to the maximum extent of the coverage available for any officer of the Registrant. The Registrant believes that these agreements are reasonable, prudent, and necessary to attract and retain qualified directors, officers, and employees.

Item 7. Exemption from Registration Claimed.

          Not applicable.

Item 8. Exhibits.

5.1	Opinion of Fredrikson & Byron, P.A.

23.1	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).

23.2	Consent of McGladrey LLP.

24.1	Power of Attorney (included on signature page hereof).

99.1	Electromed, Inc. 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed with the SEC on November 25, 2014).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Prague, State of Minnesota, on December 2, 2014.

ELECTROMED, INC.

By:	/s/ Kathleen S. Skarvan
Kathleen S. Skarvan
Chief Executive Officer

POWER OF ATTORNEY

               Each of the undersigned constitutes and appoints Kathleen S. Skarvan and Jeremy Brock his or her true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Form S-8 Registration Statement of Electromed, Inc. relating to the Registrant’s 2014 Equity Incentive Plan, any or all amendments or post-effective amendments to the Form S-8 Registration Statement, and any or all future Form S-8 Registration Statements filed for the purpose of registering additional shares resulting from share increases under the Registrant’s 2014 Equity Incentive Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date listed below.

Signature	Title	Date

/s/ Stephen H. Craney	Director, Chairman	December 2, 2014
Stephen H. Craney

/s/ Dr. George H. Winn	Director, Vice Chairman	December 2, 2014
Dr. George H. Winn

/s/ William V. Eckles	Director	December 2, 2014
William V. Eckles

/s/ Kathleen S. Skarvan	Chief Executive Officer (Principal Executive Officer), Director	December 2, 2014
Kathleen S. Skarvan

/s/ Lee A. Jones	Director	December 2, 2014
Lee A. Jones

/s/ Stan Erickson	Stan Erickson	December 2, 2014
Stan Erickson	Director

/s/ Jeremy T. Brock	Chief Financial Officer (Principal Financial and Accounting Officer)	December 2, 2014
Jeremy T. Brock

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5.1	Opinion of Fredrikson & Byron, P.A.

23.1	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).

23.2	Consent of McGladrey LLP.

24.1	Power of Attorney (included on signature page hereof).

99.1	Electromed, Inc. 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed with the SEC on November 25, 2014).